Contacts:

Richard Schuster	John McNamara
Nu Horizons Electronics Corp.	Cameron Associates
President	Investor Relations
(631) 396-5000	(212) 554-5485
ir@nuhorizons.com	john@cameronassoc.com

NU HORIZONS NAMES KURT FREUDENBERG AS NEW CHIEF FINANCIAL OFFICER

MELVILLE, NY, May 17, 2006 - Nu Horizons Electronics Corp. (Nasdaq:NUHC), a leading distributor of active and passive electronic components, announced today that the Company has named Kurt Freudenberg as Vice President-Finance and Chief Financial Officer, effective July 15, 2006. Mr. Freudenberg replaces Paul Durando who is retiring as CFO, but will remain involved with Nu Horizons, including as a member of the Board of Directors.

Commenting on the change, Arthur Nadata, Chairman and Chief Executive Officer of Nu Horizons Electronics Corp., stated, “We are extremely pleased to have someone with Kurt’s experience in finance joining our team. He is a seasoned financial executive and we expect that his extensive involvement in all areas of finance will be beneficial to Nu Horizons. We believe that his background, particularly in acquisitions, will serve him well in our organization as we go forward with our efforts to build a global electronics components distribution company. Kurt will replace Paul Durando who will be retiring from an active executive role in the Company in July of this year. Paul has been a valued member of this management team since 1991 and we are grateful for his dedication and contribution to the success of our Company. We look forward to and appreciate Paul’s continued involvement with the Company.

Prior to his arrival at Nu Horizons, Mr. Freudenberg was Vice President, Corporate Finance of Henry Schein, Inc., the largest distributor of healthcare products to office-based practitioners in the combined North American and European markets. While there, he was responsible for the corporate accounting, financial planning and tax departments, along with associated acquisition work. From March 2001 to April 2005, he was the Senior Vice President of Finance and Group Controller of Cendant Car Rental Group, Inc., and from July 1997 to March 2001, he held various accounting positions at Avis Group Holdings, Inc., until its acquisition by Cendent Car Rental Group. Prior to joining Avis Group, Mr. Freudenberg was employed by Grant Thornton LLP as a senior manager in their audit practice. Mr. Freudenberg was director of finance at NBC News from March to November 1996 and from September 1984 to March 1996; he was senior manager at Deloitte & Touche, LLP where he worked in the firm’s audit practice and ultimately in its Mergers and Acquisitions Group.

Mr. Freudenberg, a Certified Public Accountant, received his undergraduate degree in Accounting from Trenton State College and his MBA from Long Island University.

About Nu Horizons Electronics Corp.
Nu Horizons Electronics Corp. is a leading global distributor of advanced technology active components and systems to a wide variety of commercial original equipment manufacturers (OEMs) and Electronic Manufacturing Services providers (EMS). With sales facilities in 47 locations across North America, Europe and Asia and regional logistics centers throughout the globe, Nu Horizons partners with a limited number of best-in-class suppliers to provide in-depth product development, custom logistics and life-cycle support to its customers. Information on Nu Horizons and its services is available at http://www.nuhorizons.com.

Except for historical information contained herein, the matters set forth in this news release are forward looking statements. When used in this press release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Nu Horizons or its management, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of Nu Horizons' management, as well as assumptions made by and information currently available to its management. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as the level of business and consumer spending for electronic products, the amount of sales of the Company's products, the competitive environment within the electronics industry, the ability of the Company to continue to expand its operations, the level of costs incurred in connection with the Company's expansion efforts and the financial strength of the Company's customers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Such statements reflect our current view with respect to the future and are subject to these and other risks, uncertainties and assumptions relating to Nu Horizons' financial condition, results of operations, growth strategy and liquidity. The Company does not undertake any obligation to update its forward-looking statements.